EXHIBIT 2
Executive Version
CONFIDENTIAL

STOCK PURCHASE AGREEMENT
dated as of December 21, 2016,
among
AGI-T, L.P.,
ATAIROS GROUP, INC.
 (SOLELY FOR PURPOSES OF SECTION 5.18),
GA TRINET, LLC,
HR ACQUISITIONS, LLC,
GENERAL ATLANTIC PARTNERS 79, L.P.
 (SOLELY FOR PURPOSES OF SECTION 5.18)
and
GENERAL ATLANTIC PARTNERS 84, L.P.
 (SOLELY FOR PURPOSES OF SECTION 5.18)

TABLE OF CONTENTS
Page
ARTICLE I

 SALE AND PURCHASE OF SHARES
Section 1.01	Purchase 1
Section 1.02	Closing 2
Section 1.03	Conditions 2
ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Section 2.01	Power; Authorization; Enforceability 4
Section 2.02	No Conflicts; No Consents 4
Section 2.03	Title to Shares 4
Section 2.04	Absence of Litigation 5
Section 2.05	Brokers and Other Advisors 5
Section 2.06	Disclaimer 5
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER
Section 3.01	Power; Authorization; Enforceability 5
Section 3.02	No Conflicts; No Consents 6
Section 3.03	Investment Intention; Accredited Investor 6
Section 3.04	Sufficient Funds 6
Section 3.05	Brokers and Other Advisors 7
Section 3.06	Disclaimer 7
ARTICLE IV
Section 4.01	Notification; Commercially Reasonable Efforts 7
ARTICLE V

 MISCELLANEOUS PROVISIONS
Section 5.01	Notice 8
Section 5.02	Interpretation 9
Section 5.03	Public Announcements; Confidentiality 10
Section 5.04	Expenses 10
Section 5.05	Seller Obligations 10
Section 5.06	Assignment; Binding Agreement 10

ii

Section 5.07	Counterparts 10
Section 5.08	Governing Law 11
Section 5.09	Specific Enforcement; Jurisdiction 11
Section 5.10	No Third Party Beneficiaries or Other Rights 12
Section 5.11	Amendments; Waivers 12
Section 5.12	Further Assurances 12
Section 5.13	Severability 12
Section 5.14	Termination 12
Section 5.15	Effect of Termination 13
Section 5.16	Waiver of Jury Trial 13
Section 5.17	Non-Recourse13
Section 5.18	Parent Obligations.14

Exhibits:
Exhibit A Sellers
Exhibit B Form of Certificate of Non-Foreign Status

iii

STOCK PURCHASE AGREEMENT dated as of December 21, 2016 (this “Agreement”), among AGI-T, L.P., a Delaware limited partnership (together with its successors and permitted assigns, the “Buyer”), Atairos Group, Inc., a Cayman Islands exempted company (“Parent”) (solely for purposes of Section 5.18), GA TriNet, LLC, a Delaware limited liability company (“GA TriNet”), HR Acquisitions, LLC, a Delaware limited liability company (“HR Acquisitions”), General Atlantic Partners 79, L.P., a Delaware limited partnership (“GA Parent 1”) (solely for purposes of Section 5.18) and General Atlantic Partners 84, L.P., a Delaware limited partnership (“GA Parent 2” and, each of GA Parent 1 and GA Parent 2, a “GA Parent”) (solely for purposes of Section 5.18).  Each of GA TriNet and HR Acquisitions is referred to herein as a “Seller” and, collectively, the “Sellers”).
WHEREAS, each Seller is the beneficial and record owner of the aggregate number of shares of common stock, par value $0.000025 per share, of TriNet Group, Inc., a Delaware corporation (the “Company”), set forth opposite its name on Exhibit A hereto (the “Shares”);
WHEREAS, each Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from such Seller, all of its Shares upon the terms and subject to the conditions of this Agreement; and
WHEREAS, each Seller on the one hand and the Buyer on the other hand wishes to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and also to set forth certain conditions to the Stock Purchase.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

SALE AND PURCHASE OF SHARES
Section 1.01  Purchase.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to the Buyer, and the Buyer shall purchase, acquire and accept from such Seller, all right, title and interest in and to its Shares, free and clear of all Liens (as defined below) (other than Liens created by the Buyer) at a price per share equal to $25.00 per share, in consideration of the aggregate cash purchase price set forth opposite the name of such Seller on Exhibit A hereto (the “Purchase Price”), without interest, deduction or withholding (the “Stock Purchase”).  The Purchase Price and the number of Shares shall be equitably adjusted from time to time for any stock split, reverse stock split, recapitalization or similar change with respect to the common stock of the Company to provide to the Buyer and the Seller the same economic effect as contemplated by this Agreement prior to such change.

Section 1.02  Closing.  The closing of the Stock Purchase (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton and Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019.  The Closing shall take place on the second business day following the satisfaction of the conditions set forth in Section 1.03 or, to the extent permissible, waiver by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or on such other date as the Sellers and the Buyer mutually agree.  The date on which the Closing occurs is referred to as the “Closing Date”.  At the Closing, (i) each Seller shall deliver, or cause to be delivered to the Buyer, all right, title and interest in and to such Seller’s Shares (through delivery by electronic book entry), together with all documentation reasonably necessary to transfer to the Buyer all right, title and interest in and to such Seller’s Shares and (ii) the Buyer shall pay to each Seller the Purchase Price in respect of such Seller’s Shares in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such Seller to the Buyer at least one business day prior to Closing.
Section 1.03  Conditions.
(a)     The obligations of each party to consummate the Stock Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:
(i)  no judgment, order, injunction or decree (“Judgment”) issued by any United States federal, state, local or other government, or any United States court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) of competent jurisdiction or statute, law, rule or regulation (“Law”) or other legal prohibition (collectively, “Legal Restraints”) prohibiting the consummation of the Stock Purchase shall be in effect;
(ii)  this Agreement shall not have been terminated in accordance with its terms; and
(iii)  the waiting period (and any extension thereof) under the HSR Act (as defined in Section 2.02(b)) in respect of the Stock Purchase shall have lapsed or been terminated.
(b) Theobligations of the Buyer to consummate the Stock Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:
(i)  the representations and warranties of each Seller set forth in Article II shall be true and correct as of the date hereof and as of the Closing, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (other than the representations and warranties set forth in Section 2.03, which shall be true and correct in all respects at such time and at the Closing) except as would not, individually or in the aggregate, prevent, materially delay or materially impede the Closing;
(ii)  each Seller shall have performed in all material respects all obligations to be performed by it as of such time under this Agreement;
(iii) the Buyer shall have received a certificate from each of the Sellers, signed on behalf of each of the Sellers by their respective authorized signatory, to the effect that the conditions set forth in Section 1.03(b)(i) and Section 1.03(b)(ii) have been satisfied; and
(iv) the Buyer shall have received executed copies of IRS Form W-9 certifying that each Seller is exempt from U.S. federal backup withholding tax and the affidavit of each Seller that such Seller is not a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, in substantially the form of Exhibit B.
(c)  The obligations of each Seller to consummate the Stock Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing
(i) the representations and warranties of the Buyer set forth in Article III shall be true and correct as of the date hereof and as of the Closing, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and except as would not, individually or in the aggregate, prevent, materially delay or materially impede the Closing;
(ii)  the Buyer shall have performed in all material respects all obligations to be performed by it as of such time under this Agreement;
(iii) the Sellers shall have received a certificate from the Buyer, executed by its authorized signatory, to the effect that the conditions set forth in Section 1.03(c)(i) and Section 1.03(c)(ii) have been satisfied.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller, severally and not jointly, hereby makes the following representations and warranties to the Buyer as to itself, each of which is true and correct on the date hereof and as of the Closing Date and shall survive for a period of one (1) year following the Closing Date (but not the time of termination pursuant to Section 5.14 hereof):

Section 2.01  Power; Authorization; Enforceability.
(a)  Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
(b)  Such Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Stock Purchase.  The execution and delivery by such Seller of this Agreement and the consummation by it of the Stock Purchase have been duly authorized by all necessary limited liability company action on the part of such Seller.  Such Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
Section 2.02  No Conflicts; No Consents.
(a)  The execution and delivery by such Seller of this Agreement does not, and the consummation of the Stock Purchase and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, lien, encumbrance or security interest of any kind (collectively, “Liens”) upon the Shares or any of the other properties or assets of such Seller under any provision of (i) the organizational documents of such Seller, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which such Seller is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.02(b), any Judgment or Law applicable to such Seller or to its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.
(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Stock Purchase, other than compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
Section 2.03  Title to Shares.  Such Seller is the beneficial and the sole record owner of and has good, valid and marketable title to such Seller’s Shares, as applicable, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Law), and upon delivery to the Buyer of such Shares, against payment made pursuant to this Agreement, the Buyer will obtain good and valid title to such Shares, free and clear of any Liens (other than Liens created by the Buyer).
Section 2.04  Absence of Litigation.  There is no Action (as defined below) pending against or, to the knowledge of such Seller, threatened against, or any Judgment imposed upon, such Seller or any of its affiliates before (or, in the case of threatened Actions, would be before) or by, or any settlement agreement or other similar written agreement with, any Governmental Entity that would reasonably be expected to prevent or materially impair or delay the performance of this Agreement or the consummation of the Stock Purchase.
Section 2.05  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of the Seller.  For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.
Section 2.06  Disclaimer.  Notwithstanding anything to the contrary, the Buyer shall not be deemed to make to the Sellers any representation or warranty, expressed or implied, and the Buyer hereby disclaims any such other representations and warranties, other than as expressly made by the Buyer in Article III.  Each Seller also acknowledges that the Buyer may be in possession of material, non-public information relating to the Company and/or the Shares and, in that event, will not disclose such information to such Seller and each Seller further acknowledges that it is prepared to sell the Shares to the Buyer on the foregoing basis and thereby waives any right to rescind or invalidate the sale of the Shares to the Buyer or seek any damages or other remuneration from the Buyer based on the possession of any material, non-public information by the Buyer or the lack of possession of any such material, non-public information by such Seller.  The Sellers hereby acknowledge and agree to such disclaimers.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and the Closing Date and shall survive for a period of one (1) year following the Closing Date (but not the time of termination pursuant to Section 5.14 hereof):
Section 3.01  Power; Authorization; Enforceability.
(a)  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
(b)  The Buyer has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the Stock Purchase.  The execution and delivery by the Buyer of this Agreement and the consummation by it of the Stock Purchase have been duly authorized by all necessary corporate or other organizational action on the part of the Buyer.  The Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 3.02  No Conflicts; No Consents.
(a)  The execution and delivery by the Buyer of this Agreement does not, and the consummation of the Stock Purchase and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (i) the organizational documents of the Buyer, (ii) any Contract to which the Buyer is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.02(b), any Judgment or Law applicable to the Buyer or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.
(b)  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Buyer or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Stock Purchase, other than compliance with and filings under the HSR Act.
Section 3.03  Investment Intention; Accredited Investor. The Buyer is (i) acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, and the Buyer acknowledges and understands that the Shares are not registered under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”) or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and (ii) an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.
Section 3.04  Sufficient Funds.  At the Closing the Buyer will have sufficient available funds to consummate the purchase of the Shares hereunder.

Section 3.05  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of the Buyer and for which any Seller would be liable.
Section 3.06  Disclaimer.  Notwithstanding anything to the contrary, (a) none of the Sellers shall be deemed to make to the Buyer any representation or warranty, expressed or implied, and each of the Sellers hereby disclaims any such other representations and warranties, other than, in each case, as expressly made by such Seller in Article II and (b) none of the Sellers makes any representation or warranty to the Buyer with respect to (i) the Company or any of its subsidiaries or their respective businesses or financial condition or any projections, estimates or budgets heretofore delivered to or made available to the Buyer or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company or any of its affiliates, or (ii) any other information or documents (financial or otherwise) made available to the Buyer or its counsel, accountants or advisors with respect to the Company or any of its affiliates.  The Buyer hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in Article II, the Buyer is purchasing the Shares on an “as is, where is” basis. The Buyer also acknowledges that each Seller may be in possession of material, non-public information relating to the Company and/or the Shares and, in that event, will not disclose such information to the Buyer and the Buyer further acknowledges that it is prepared to purchase the Shares from such Seller on the foregoing basis and thereby waives any right to rescind or invalidate the purchase of the Shares from such Seller or seek any damages or other remuneration from such Seller based on the possession of any material, non-public information by such Seller or the lack of possession of any such material, non-public information by the Buyer.
ARTICLE IV
COVENANTS
Section 4.01  Notification; Commercially Reasonable Efforts.
(a)  The Buyer shall, as promptly as practicable (but no later than December 30, 2016), subject to reasonably adequate cooperation by the Company and, to the extent applicable, the Sellers with the Buyer in connection with such filings), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the Stock Purchase.
(b)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable the Stock Purchase, including (i) the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a proceeding by any Governmental Entity with respect to this Agreement or the Stock Purchase and (ii) the execution and delivery of any additional instruments necessary to consummate the Stock Purchase and to fully carry out the purposes of this Agreement.
ARTICLE V

MISCELLANEOUS PROVISIONS
Section 5.01  Notice.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by E-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)  if to the Buyer or Parent, to:
c/o Atairos Management, L.P.
620 Fifth Avenue, 6th Floor
New York, NY 10020
Attention: David Caplan
     Clare McGrory
Email: d.caplan@atairos.com
c.mcgrory@atairos.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  Alan M. Klein
      Anthony F. Vernace
Fax:  (212) 455-2502
Email: aklein@stblaw.com
avernace@stblaw.com

(b)  if to the Sellers or either GA Parent, to:
c/o General Atlantic Service Company, LLC
Park Avenue Plaza
55 East 52nd Street, 32nd Floor
New York, NY 10055
Attention:  David Rosenstein
Fax:  (917) 206-1944
 Email:  drosenstein@generalatlantic.com
with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Matthew Abbott
Fax: (212) 757-3900
 Email: mabbott@paulweiss.com
Section 5.02  Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall not be exclusive.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to December 21, 2016.  References to “business day” shall mean a day, other than Saturday, Sunday or other day on which banks in New York are authorized or required by Law to close.  Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.03  Public Announcements; Confidentiality.  Each Seller, on the one hand, and the Buyer, on the other hand, shall (i) consult with each other before issuing any press release or other public statements or disclosures with respect to this Agreement and (ii) provide each other the opportunity to review any press release with respect to this Agreement and comment upon any such press release or public statement or disclosure to the extent identifying the other party, including a quotation of any representative of the other party or identifying the terms of the Stock Purchase.  Each Seller, on the one hand, and the Buyer, on the other hand, shall not issue any such press release or make any such public statement or disclosure prior to such review and/or consultation, except as may be required by applicable Law (including filings required to be made with the Securities and Exchange Commission), court process or by obligations pursuant to any listing agreement with any national securities exchange.  This Agreement and the terms hereof are confidential and shall be kept confidential by the parties, except to the extent required by applicable Law (including filings required to be made with the Securities and Exchange Commission), court process or by obligations pursuant to any listing agreement with any national securities exchange or for financial reporting purposes and except that the parties hereto may disclose such terms to their respective employees, accountants, advisors, equityholders, investors, prospective investors and their affiliates and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons are obligated to maintain the confidentiality of such terms).
Section 5.04  Expenses.  All fees and expenses incurred in connection with the Stock Purchase shall be paid by the party incurring such fees or expenses, whether or not the Stock Purchase is consummated.
Section 5.05  Seller Obligations.  The obligations of the Sellers hereunder shall be several and not joint among the Sellers.
Section 5.06  Assignment; Binding Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Buyer may assign its rights (and, subject to the provisos to this sentence, obligations) to any of its affiliates; provided, that any such assignment of obligations shall only be permitted if the Sellers (in the case of an assignment by the Buyer) would not be adversely affected thereby; provided, further, that the Buyer shall not be released from any of its obligations as a result of any such assignment of obligations without the prior written consent of the other parties, such consent not to be unreasonably withheld.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 5.07  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 5.08  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.09  Specific Enforcement; Jurisdiction.
(a)  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and, without such right, none of the parties would have entered into this Agreement.  To the extent any party hereto brings any Action (as defined below) to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date (as defined below) shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) business days, or (ii) such other time period established by the court presiding over such Action.  As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, in law or in equity.
(b)  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom), for the purpose of any Action arising out of or relating to this Agreement or the actions of Sellers or the Buyer in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any Action arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Action arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 5.01 (provided, that nothing in this Section 5.09(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Action relating to this Agreement in any court other than the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom).  Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
Section 5.10  No Third Party Beneficiaries or Other Rights.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.
Section 5.11  Amendments; Waivers.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 5.12  Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Stock Purchase.
Section 5.13  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 5.14  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written consent of each party;
(b)  by either the Buyer or the Sellers, by written notice to the other parties:
(i) if the Closing Date has not occurred on or before February 15, 2017 (as such date may be extended pursuant to Section 5.09(a), the “Outside Date”), unless the failure to consummate the Stock Purchase is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or
(ii)  if any Legal Restraint permanently preventing or prohibiting the Stock Purchase shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its commercially reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered.
Section 5.15  Effect of Termination.  Following the valid termination of this Agreement pursuant to Section 5.14, this Agreement shall be of no further force or effect without liability or obligation of any party hereto (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, affiliate or agent or other representative of such party or such party’s affiliates or its or any of the foregoing’s successors or assigns).  Notwithstanding the previous sentence, nothing in this Agreement shall relieve any party hereto from any liability for fraud or willful breach of this Agreement prior to the valid termination of this Agreement.
Section 5.16  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.16.
Section 5.17  Non-Recourse.  Notwithstanding anything to the contrary in this Agreement or any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein, this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement and no former, current or future affiliate, subsidiary, general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, representative, agent or any of their respective assignees or successors of the parties hereto that is not a party to this Agreement shall have any liability for any liabilities or obligations of the parties hereto for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, no party hereto shall have any rights of recovery in respect hereof against any affiliate of any of the other parties hereto and no personal liability shall attach to any affiliate of any of the parties hereto through such party or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any Judgment or by virtue of any applicable Law, or otherwise; provided, however, that nothing in this Section 5.17 shall limit the rights of the parties hereto against the other parties hereto under this Agreement.
Section 5.18  Parent Obligations.
(a)  Parent hereby guarantees the obligations of the Buyer, and each GA Parent hereby guarantees the obligations of each of the Sellers, in each case on the terms and subject to the conditions set forth in this Agreement in an aggregate amount not to exceed the aggregate Purchase Price.  To the extent that the Buyer or any of the Sellers is relieved from all or any portion of its obligations under this Agreement, Parent or each GA Parent, as applicable, shall be similarly relieved, to such extent, from its obligations pursuant to this Section 5.18.  The provisions of this Section 5.18 are subject to Parent’s or each GA Parent’s right to assert any defense that could be asserted by the Buyer or any of the Sellers, as applicable.
(b)  Parent represents and warrants that: (i) Parent is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands; (ii) Parent has all requisite corporate or other power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Section 5.18; (iii) the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Section 5.18 have been duly and validly authorized by all requisite corporate or other organizational action on the part of Parent, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; and (iv) Parent has available funds or capital commitments in an amount equal to the aggregate Purchase Price. Notwithstanding anything to the contrary herein, Parent’s obligations under this Section 5.18 shall not be assignable to any other Person without the prior written consent of the Sellers, and any attempted assignment without such consent shall be null and void and of no force and effect.
(c)  Each GA Parent, severally and not jointly and severally, represents and warrants that: (i) such GA Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) such GA Parent has all requisite partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Section 5.18; (iii) the execution, delivery and performance by such GA Parent of this Agreement and the consummation by such GA Parent of the transactions contemplated by this Section 5.18 have been duly and validly authorized by all requisite partnership action on the part of such GA Parent, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; and (iv) in order to fulfill its obligations under this Section 5.18, such GA Parent has access to available funds or capital commitments in an amount equal to the aggregate Purchase Price. Notwithstanding anything to the contrary herein, each GA Parent’s obligations under this Section 5.18 shall not be assignable to any other Person without the prior written consent of the Sellers, and any attempted assignment without such consent shall be null and void and of no force and effect.  The obligations of each GA Parent under this Section 5.18 shall terminate and be of no further force and effect on the one year anniversary of the Closing Date or, if longer, the final resolution of any claim relating to such obligations that was initiated prior to such one year anniversary.

 [Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, each Seller and the Buyer have duly executed this Agreement, all as of the date first written above.
AGI-T, L.P., as the Buyer

By:	A-T Holdings GP, LLC, its General Partner

By:	Atairos Group, Inc., its Sole Member and Manager

By:	/s/ David Caplan
Name: David Caplan
Title: Vice President

Ataiors Group, Inc., as Parent (solely for purposes of Section 5.18)

By:	/s/ David Caplan
Name: David Caplan
Title: Partner & General Counsel

GA TriNet, LLC, as a Seller

By:	/s/
Name
Title

HR Acquisitions, LLC, as a Seller

By:	/s/
Name
Title

General Atlantic Partners 79, , L.P., as GA Parent 1 (solely for purposes of Section 5.18)

By:	/s/
Name
Title

General Atlantic Partners 84, L.P., as GA Parent 2 (solely for purposes of Section 5.18)

By:	General Atlantic GenPar, L.P., its General Partner

By:	General Atlantic LLC, its General Partner

By:	/s/
Name
Title

Exhibit A
to
Stock Purchase Agreement
Sellers
Seller	Shares	Purchase Price
GA TriNet, LLC	16,705,993	$417,649,825
HR Acquisitions, LLC	985,319	$24,632,975
TOTAL	17,691,312	$442,282,800

Exhibit B
to
Stock Purchase Agreement

CERTIFICATE OF NON-FOREIGN STATUS OF [                           ]

[     ], 201[6]

This Certificate is furnished to [                        ] (the “Buyer”), pursuant to the Stock Purchase Agreement, dated as of [                ], (the “Agreement”), by and among the Buyer and Seller, as defined below.  Except as otherwise defined herein, capitalized terms used, but not defined, in this Certificate have the respective meanings ascribed to such terms in the Agreement.
Section 1445 of the Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the Buyer that withholding of tax is not required upon the disposition of a U.S. real property interest by [                         ] (the “Seller”), the undersigned hereby certifies on behalf of Seller that:
1.  Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.  Seller is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);
3.  Seller’s U.S. employer identification number [             ]; and
4.  Seller’s office address is [              ].
Seller understands that this certificate may be disclosed to the Internal Revenue Service by the Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first written above.
Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Seller.
SELLER:

[ENTITY NAME]

By:	/s/
Name
Title